Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-114175 of Perry Ellis International, Inc. on Form S-3 of our report dated April 16, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the entity’s change in method of accounting for intangible assets) appearing in the Annual Report on Form 10-K of Perry Ellis International, Inc. and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/    DELOITTE & TOUCHE LLP

Miami, Florida

May 10, 2004